Airspan

AIRSPAN NETWORKS INC
777 Yamato Road, suite 105
Boca Raton, FL 33431
USA
tel: (561) 893-8682 (direct)
tel: (561) 893-8670 (main)
fax: (561) 893-8671
http://www.airspan.com

Arthur Levine
473 Humphrey Street,
Swampscott, MA 01907

February 6, 2006

Dear Arthur,

It is a pleasure to provide this formal offer to you for the position of Vice President Finance and Controller of Airspan Networks Inc. ("Airspan" or the "Company"). The position of Vice President Finance and Controller reports directly to me, will be based at the Airspan offices in Boca Raton, Florida, and will require close collaboration with the worldwide Airspan team.

Here are the detailed terms and conditions of this offer:

Compensation

Your starting base salary will be US$150,000 per annum, to be paid weekly. The salary will thereafter be subject to periodic reviews, the first of which is expected to be in April, 2007. Thereafter your salary will be reviewed annually in April.

Incentive Compensation

You will be eligible for incentive compensation in accordance with Airspan's executive bonus compensation plan in effect from time to time. A copy of the plan for 2006 is attached as Schedule 1 hereto. The 2006 plan provides an on-target bonus for your position of 50% of the base salary.

Stock Options

In addition to your cash compensation, and to the options to purchase 60,000 shares in Airspan Networks common stock that have been granted to you since you joined the Company, you will be eligible for grants as may be determined by the Board in future under Airspan's 2004 Omnibus Equity Compensation Plan (the "Plan").

Employee Stock Purchase Plan

You will also have the right to purchase shares in the Company's common stock under the Employee Stock Purchase Plan. The next opportunity for enrolment in the Plan will be on August 1, 2006. Details will be forwarded to you before that date.

Benefits

You will be eligible to participate in Airspan's benefit plans and to receive the benefits that Airspan customarily makes available to its employees in a position comparable to yours. They include health and dental coverage, a 401-K plan, and life and disability insurance. You will also be entitled to three weeks of vacation plus customary holidays.

Relocation and Living Assistance

We will provide you with up to $25,000 for relocation expenses, to cover expenses incurred in the 24 months after you joined Airspan - such as home selling/purchasing expenses; costs of moving household goods; costs of temporary accommodation. Payments will be made by means of direct reimbursements to the related service providers, upon presentation of their invoices for the corresponding expenses.

Living Assistance. For the period ending August 31, 2006 in Boston, Airspan will cover reasonable travel and living expenses to allow you to base yourself here in Florida, plus one trip per quarter to Florida by your wife and daughter. Airspan will cover hotel accommodation near the Boca Raton office, together with your transportation to/from Boston. Because you will be doing international travel, Airspan will permit you to make trips to/from Florida via Boston; and also to work from Boston, as you and I may from time to time agree.

Confidentiality

You will continue to be bound by and to abide by the Confidentiality Agreement you signed when you joined the Company in 2005.

Employment Security

This is an 'At-Will' contract of employment, and it may therefore be terminated by the Company by giving four weeks written notice.

a) If the Company terminates your employment other than for "Cause" or if you terminate your employment with "Good Reason", you will be entitled to a separation payment, to be payable over a nine-month period following such termination, equal to nine months of your base salary as of the date of your termination.

   "Cause" means (a) your material breach of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have received notice of such breach from the Company, (b) your material failure to follow the direction of the board of directors, which directions are in compliance with all applicable laws, and you have not cured such failure within a reasonable period after you shall have received notice of such breach from the Company,

(c) your conviction of a crime involving fraud or theft or that constitutes a felony, (d) your engagement of serious willful misconduct that is materially injurious to the Company, or (e) your willful failure to perform the duties and responsibilities of your position.

"Good Reason" means (a) a material diminution of your duties, authority or responsibilities, (b) your removal from the position of Vice President Finance and Controller of the Company, (c) a material reduction of your annual base salary, (d) a breach by the Company of any material term of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have given the Company notice of such breach or (e) a request by the CEO, CFO or the board of directors that you engage in activities that would result in misleading or materially inaccurate financial reporting or communications by the Company.

This provision will not alter the at-will status of your employment.

b) If there is a "Change of Control" of the Company, and within one year of the effective date thereof either (i) the Company terminates your employment, or (ii) you voluntarily terminate your employment because either you are required to relocate from the Boca Raton, Florida offices of the Company or your duties and responsibilities are changed in a material way, you will be entitled to receive employment security of nine months of the total cash compensation that would have been payable to you in the nine-month period following such termination. Such compensation will include all bonuses that would have been payable (including all bonuses in connection with the end of the fiscal year of the Company during such nine-month period and the pro-rated portion of any bonus that would have been payable for the following year at the same percentage of compensation). You will also be entitled during that nine-month period to the employee benefits described in this agreement.

"Change of Control" means any of the following: (a) the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Principal Shareholders (as defined below) of 35% or more of the combined voting power of the Company's then outstanding voting securities; (b) the merger, consolidation, acquisition or other transaction of the Company as a result of which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of the board of directors of the Company, or, as applicable, the acquirer, successor or surviving entity; (c) the liquidation or dissolution of the Company; (d) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether in a single transaction or in a series of transactions, to one more persons or entities that are, immediately prior to and after such sale, transfer or disposition, persons or entities in which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of the board of directors of such persons or entities; and (e) a "change of control" under any material document or instrument governing the indebtedness of the Company.

"Principal Shareholders" means any or all of those persons or entities (other than officers of the Company who were not on the board of directors of the Company) who (a) owned, directly or indirectly, as of December 16, 2005, more than 75% of the combined voting

power entitled to vote generally in the election of the board of directors of the Company at such date, and (b) are entities, which, directly or indirectly, are in control of, controlled by or under common control with, any of the persons or entities described in clause (a).

c) If your employment is terminated in the circumstances contemplated by paragraphs a) or b) of this section, any options which you have been granted in accordance with this agreement and which have not yet vested in you in accordance with the Plan will immediately vest in you. This acceleration expressly supplements, overrides and supersedes any conflicting language in any agreement between you and the Company.

d) If the Company terminates your employment for Cause, or if you voluntarily terminate your employment without Good Reason, then any options granted to you under the Plan that have not vested on or prior to the date of termination will expire.

Please acknowledge the terms and conditions of this agreement by signing below.

Sincerely,

[signature]

Airspan Networks Inc.
Peter Aronstam
Senior Vice President & Chief Financial Officer

ACKNOWLEDGED:

[signature]

Arthur Levine